ESTEEMED U.S. SECURITIES ATTORNEY JOINS SENTRY PETROLEUM BOARD, APPOINTED VICE PRESIDENT

Denver, Colorado – (FSC – September 05, 2008) - U.S. Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that Roger Davidson has agreed to join the Board of Directors and act as Vice President, Corporate Affairs.

Sentry Petroleum President Dr. Rajeswaran commented, “Roger Davidson enjoys an outstanding reputation in the field of U.S. securities law. That he has agreed to join Sentry Petroleum in the important roles of Executive Director and Vice President, Corporate affairs speaks volumes about our company. As an executive director Roger will provide important counsel, particularly on mergers and acquisition transactions as we implement our development strategy. As Vice President of Corporate Affairs, he will be responsible for ensuring the company fulfills its compliance obligations with the various regulatory bodies.”

Mr. Davidson has continuously engaged in the practice of law since 1973 most recently as a member of the firm of Davidson & Shear, LLC. From 1999 until 2007 Mr. Davidson was a partner in the Business & Finance department of Ballard Spahr Andrews & Ingersoll, an AmLaw 100 national law firm.  His practice includes corporate finance and mergers and acquisitions with a special emphasis in energy and project finance. Mr. Davidson's principal areas of practice continue to be the representation of publicly traded companies dealing with their finance, corporate and regulatory matters.

“I am pleased to have the opportunity to contribute to the body of work completed by the Sentry board and its officers. In short order they have acquired prospective land holdings in a dynamic exploration and production region. They have also attracted a strong technical team to support their exploration and discovery efforts. It is an impressive team of seasoned international petroleum executives. I anticipate a busy schedule.”

Mr. Davidson is a long time resident of the state of Colorado and graduated from the University of Colorado with a B.A., (Honors), and J.D in 1973. Mr. Davidson brings an in-depth understanding of the complex regulatory environment within which public companies operate.

About Sentry Petroleum

Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company’s mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:

Investor Relations 866.680.7649

info@sentrypetroleum.com
www.sentrypetroleum.com

Philippe Niemetz, PAN Consultants Ltd.

14 Wall Street,

20th Floor

New York, NY 10005

212.344.6464 or 800.477.7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.